  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 11, 1998.
                                              REGISTRATION NO. 333-___________
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                  -------------
                              PUMA TECHNOLOGY, INC.
             (Exact name of Registrant as specified in its charter)
                                  -------------
          DELAWARE                                     77-0349154
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                       Identification No.)

                       2550 NORTH FIRST STREET, SUITE 500
                               SAN JOSE, CA 95131
                                 (408) 321-7650
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                                  -------------
                                 BRADLEY A. ROWE
                       PRESIDENT, CHIEF EXECUTIVE OFFICER
                              PUMA TECHNOLOGY, INC.
             2550 NORTH FIRST STREET, SUITE 500, SAN JOSE, CA 95131
                                 (408) 321-7650
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   Copies to:

                               ERIC J. LAPP, ESQ.
                             JULIE F. HANIGER, ESQ.
                        Gray Cary Ware & Freidenrich LLP
                               400 Hamilton Avenue
                               Palo Alto, CA 94301
                                  -------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

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                                                         Proposed Maximum          Proposed Maximum
                                    Amount to be          Offering Price           Aggregate Offering        Amount of
Title of Shares to be Registered     Registered             Per Share                   Price             Registration Fee
--------------------------------------------------------------------------------------------------------------------------
  Common Stock, ($0.001 par
  value)                            341,742 shares        $    2.48 (1)             $ 847,520 (2)          $     234 (2)
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
          (1) Estimated solely for the purpose of computing the registration fee.

          (2) Computed pursuant to Rule 457(c) based upon the average high and low sale prices reported on the Nasdaq National Market for September 3, 1998.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(a), MAY DETERMINE.
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

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION DATED SEPTEMBER 11, 1998

                                 341,742 SHARES

                              PUMA TECHNOLOGY, INC.

                                  COMMON STOCK

     The 341,742 shares (the "Shares") of Common Stock of Puma Technology, Inc., a Delaware corporation ("Puma" or the "Company"), offered by this Prospectus were issued in connection with the merger of SoftMagic Corp., a Florida corporation ("SoftMagic"), with and into PacificTech Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Puma, which was consummated on July 30, 1998 (the "SoftMagic Merger"). The Shares may be sold from time to time by or on behalf of certain former shareholders of SoftMagic (the "Selling Shareholders") who are described in this Prospectus under "Selling Shareholders." As part of the SoftMagic Merger, the Company has agreed to register the Shares under the Securities Act of 1933, as amended (the "Securities Act"). The Company has also agreed to use its best efforts to cause the registration statement covering the Shares to remain effective until July 30, 1999, provided the Company is then making available "current public information" within the meaning of Rule 144(c) under the Securities Act (and if such information is not then being made available by the Company, then until the first date thereafter that the Company is making such information available). The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. See "Use of Proceeds."

     The Company has been advised by the Selling Shareholders that they intend to sell all or a portion of the Shares from time to time in The Nasdaq National Market, in negotiated transactions or otherwise, and on terms and at prices then obtainable. The Selling Shareholders and any broker-dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of any of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has agreed to indemnify in certain circumstances the Selling Shareholders against certain liabilities, including liabilities under the Securities Act. The Selling Shareholders have agreed to indemnify in certain circumstances the Company against certain liabilities, including liabilities under the Securities Act. See "Plan of Distribution."

     The Company will bear all out-of-pocket expenses incurred in connection with the registration of the Shares, including, without limitation, all registration and filing fees imposed by the Securities and Exchange Commission (the "Commission"), the National Association of Securities Dealers ("NASD") and blue sky laws, printing expenses, transfer agents' and registrars' fees, and the reasonable fees and disbursements of the Company's outside counsel and independent accountants and a single counsel for all of the Selling Shareholders, but excluding underwriting discounts and commissions and transfer or other taxes and other costs and expenses incident to the offering and sale of the shares to the public which shall be borne by the Selling Shareholders.

     THE SHARES HAVE NOT BEEN REGISTERED FOR SALE UNDER THE SECURITIES LAWS
OF ANY STATE OR JURISDICTION AS OF THE DATE OF THIS PROSPECTUS. BROKERS OR DEALERS EFFECTING TRANSACTIONS IN THE SHARES SHOULD CONFIRM THE REGISTRATION OF THE SHARES UNDER THE SECURITIES LAWS OF THE STATES IN WHICH SUCH TRANSACTIONS OCCUR, OR THE EXISTENCE OF ANY EXEMPTIONS FROM SUCH REGISTRATION.

     The Company's Common Stock is currently traded on The Nasdaq National Market. On September 10, 1998, the last sales price of the Company's Common Stock as reported on The Nasdaq National Market was $2.31.

                         ------------------------------

             SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF
                           THE SHARES OFFERED HEREBY.

                         ------------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                   ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                        REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                         ------------------------------


               The date of this Prospectus is September ___, 1998.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. The Company's Common Stock is traded on The Nasdaq National Market. Reports and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. Such reports and other information may also be inspected without charge at a Web site maintained by the Commission. The address of the site is http:\\www.sec.gov.

     The Company has also filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

     1. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on November 8, 1996;

     2.   Annual Report on Form 10-K for the year ended July 31, 1997;

     3 Quarterly Report on Form 10-Q for the three and nine month periods ended April 30, 1998;

     4.   Current Reports on Form 8-K filed on August 14, 1998.

     All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated by reference in this Prospectus (other than any exhibits thereto). Requests for such documents should be submitted in writing to Puma Technology, Inc., 2550 North First Street, Suite 500, San Jose, California 95131, Attention: Chief Financial Officer, or by telephone at (408) 321-7650.

                                   THE COMPANY

     Puma develops, markets and supports Mobile Data Exchange-TM- ("MDE") and Universal Synchronization Solutions-TM- software, including wireless infrared connectivity and advanced data synchronization software. The Company currently has three families of products -- its TranXit family of products that supports infrared connectivity, its Intellisync-Registered Trademark-family of products that performs advanced data synchronization, and its Intellisync for Notebooks family of products which combines infrared connectivity with advanced data synchronization. Additionally, the Company began licensing and deriving revenue from its Software Developers Kit ("SDK") in the third fiscal quarter of 1998. The SDK provides Puma's customers with a suite of developer tools which enable them to develop translators for both applications and devices which can then be incorporated into the Company's product offerings.

     TranXit and Intellisync for Notebooks software is licensed primarily to original equipment manufacturer ("OEM") customers, which are primarily makers of laptop computers. These OEM customers license the Company's software for inclusion in their laptop computers to enable infrared connectivity ("IR") from the laptop back to desktop computers. These OEM customers include the Company's software into their products at the time of manufacture and for each device shipped, the Company collects a royalty. Royalties are typically paid to the Company based on forecasted volume, although certain contracts contain fixed royalty payments or usage fees regardless of volume, for a given time period.

     Intellisync software is used for advanced data synchronization of database information that resides on a computer such as a desktop machine and increasingly popular handheld devices such as electronic organizers, handheld computers, smart phones and smart pagers. The Company's software actually runs on the desktop computer and keeps information in the desktop and the handheld device synchronized. Intellisync software is currently distributed directly to the end user and through the Company's retail distribution channel, and is bundled with their products by some of the handheld device manufacturers.

     Software Developers Kits are primarily licensed directly to both hardware and software manufacturers to enable their products to operate with Intellisync software.

     The Company currently is developing new products that will extend its Intellisync line to include server-based synchronization and data-delivery solutions directly targeted at corporate enterprises.

     On July 30, 1998, the Company completed the SoftMagic Merger, pursuant to which SoftMagic, a leader in software tools for the development of custom applications for handheld devices, became a wholly-owned subsidiary of the Company. Under the terms of the agreement, Puma assumed all of SoftMagic's obligations and issued 341,742 shares of the Company's Common Stock in exchange for all outstanding shares of SoftMagic. The SoftMagic Merger has been accounted for as a purchase, and, based on an independent appraisal, Puma has recorded charges related to the acquisition of approximately $2.16 million, resulting in a significant one-time in-process research and development charge in the fourth quarter of fiscal 1998 for SoftMagic products which have not yet reached technological feasibility.

     In the fourth quarter of the Company's 1998 fiscal year ended July 31, 1998, the Company recorded a loss of $0.33 per share including the one-time charge of $2.16 million related to the SoftMagic Merger. Operating results in the fourth quarter were below expectations due primarily to the more rapid than expected maturation of the Company's PC connectivity business combined with the lack of commercial success of several handheld devices supported by the Company.

     The Company was incorporated in California in August 1993 and reincorporated in Delaware in November 1996. The Company's principal executive offices are located at 2550 North First Street, Suite 500, San Jose, California 95131, and its telephone number is (408) 321-7650.

                                  RISK FACTORS

     THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN ITS PROSPECTUS BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF A VARIETY OF FACTORS, INCLUDING THOSE SET FORTH BELOW AND elsewhere IN THIS PROSPECTUS.

LIMITED HISTORY OF OPERATIONS AND PROFITABILITY.

     The Company was organized in August 1993 and began shipping products in October 1994. Accordingly, the Company has a limited operating history upon which an evaluation of the Company can be based. The Company has only been profitable in eight quarters since inception. The Company's results must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in a new and evolving market such as the mobile data exchange software market. Although the Company has experienced increased quarterly revenue over eleven of the twelve past fiscal quarters, such growth rates have not been sustained in the past and may not be sustainable in the future and are not indicative of future operating results. There can be no assurance that any of the Company's business strategies will be successful or that the Company's revenue growth or profitability will continue on a quarterly or annual basis.

RISKS ASSOCIATED WITH NEW PRODUCT DEVELOPMENT AND TIMELY INTRODUCTION OF NEW AND ENHANCED PRODUCTS.

     The markets for the Company's products are characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles. The Company first introduced its TranXit products in October 1994, Intellisync for handheld devices in the first quarter of fiscal 1997, and Intellisync 97 in the first quarter of fiscal 1998. As its product families mature, the Company expects that their gross margins may decline. The Company's future success will depend to a substantial degree upon its ability to enhance its existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing customer requirements and emerging and evolving industry standards. The Company budgets amounts to expend for research and development based on planned product introductions and enhancements; however, actual expenditures may significantly differ from budgeted expenditures. Inherent in the product development process is a number of risks. The development of new, technologically advanced software products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. The introduction of new or enhanced products also requires the Company to manage the transition from older products in order to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories and ensure that adequate supplies of new products can be delivered to meet customer demand. The Company is continually required to recruit new engineering personnel to meet increased engineering and testing requirements associated with patent development and enhancement. There can be no assurance that the Company will successfully develop, introduce or manage the transition to new products. Nor can there be any assurance that the Company will be able to hire and retain sufficient engineering personnel to meet the requirements inherent in this transition. The Company has in the past, and may in the future, experience delays in the introduction of its products, due to factors internal and external to the Company. Any future delays in the introduction or shipment of new or enhanced products, including particularly the development of server-based synchronization and data-delivery solutions directly targeted at corporate enterprises, the inability of such products to gain market acceptance or problems associated with new product transitions could adversely affect the Company's operating results, particularly on a quarterly basis.

BUSINESS STRATEGY.

     The Company's current business strategy with respect to the market for synchronization software for handheld devices has been to identify multiple handheld solutions and software applications, and offer an array of solutions in its Intellisync product family. In contrast, some of the Company's direct competitors in this market focus its efforts on fewer devices and fewer applications.

     The Company's success is highly dependent upon the market acceptance of both the handheld devices and software applications supported by its Intellisync products. Typically the Company must develop the software supporting a particular device or application before it has been determined whether that third-party product will gain market acceptance. Lack of market acceptance of hardware or software products supported by the Company's Intellisync product is largely outside of the Company's control and may have an adverse effect on the results. Such lack of market acceptance for several products being supported by the Company did in fact affect the Company's results in the second half of fiscal 1998. And, because the Company is focusing on a variety of products, the Company may be slower to offer features that are specific to each individual handheld-to PC solution. The Company's failure to identify in advance the devices and applications that may gain market dominance and to sufficiently focus on the most popular solutions may adversely affect its results of operations.

COMPETITION.

     The Company expects the market for MDE software, including data synchronization and IR connectivity software, to the extent it develops, to become intensely competitive. The Company currently faces direct competition with respect to a number of its individual products from several private companies, including DataViz, Chapura, Rand Software, Maximizer,
Tele-Support Software and Traveling Software. In addition to direct competition, the Company faces indirect competition from existing and potential customers that provide internally developed solutions. As a result, the Company must educate prospective customers as to the advantage of the Company's products versus internally developed solutions. The Company currently faces limited direct competition from major applications and operating systems software vendors who may choose to incorporate data synchronization and IR connectivity functionality into their software, thereby potentially reducing the need for OEMs to include the Company's products in their notebook and desktop PCs. For example, Microsoft's inclusion of certain features permitting data synchronization and IR connectivity between computers utilizing the Windows 95 operating system may have the effect of reducing revenue from the Company's software if users of Windows 95 perceive that their data synchronization and IR connectivity needs are adequately met by Microsoft. Certain of the companies with which the Company competes or may in the future compete, including internal software development groups of its current and potential customers, have substantially greater financial, marketing, sales and support resources and may have more "brand-name" recognition than the Company. There can be no assurance that the Company will be able either to develop software comparable or superior to software offered by its current or future competitors or to adapt to new technologies, evolving industry standards and changes in customer requirements. In addition, the PC and mobile computing device markets experience intense price competition, and the Company expects that, in order to remain competitive, it may have to decrease its unit royalties on certain products.

PRODUCT CONCENTRATION; RISKS ASSOCIATED WITH NEW AND EVOLVING MARKETS.

     The market for Mobile Data Exchange software, including wireless IR connectivity and advanced data synchronization software, is new and evolving. To date, the Company has derived a substantial portion of its revenue from the licensing of its TranXit IR connectivity software. Although additional products are currently being sold and potential products are currently under development, the Company believes that the TranXit and Intellisync for Notebooks product families may continue to account for a substantial portion of the Company's revenue for the foreseeable future. The life cycle of TranXit and Intellisync for Notebooks is difficult to estimate because of, among other factors, the emerging nature of the MDE software market and the possibility of future competition. As a result, the Company's future operating results, particularly, in the near term, are dependent upon the continued market acceptance of TranXit and Intellisync for Notebooks and the Company's poor financial results in the fourth quarter of fiscal 1998 were attributable to declining sales of TranXit. The Company anticipates that the overall revenue contribution of the TranXit and Intellisync for Notebooks business will decrease as a percentage of total revenue, since these products are at a mature stage in their product lifecycles. There can be no assurance that TranXit will rebound from its decline or that the Company will be successful in developing, introducing or marketing new or enhanced products. A continued decline in the demand for TranXit, as a result of competition, technological change or other factors, and the failure to successfully develop, introduce or market new or enhanced products would have a material adverse effect on the Company's business, financial condition and results of operations.

     The market for MDE software is still emerging, and there can be no assurance that it will continue to grow or that, even if the market does grow, TranXit or Intellisync for Notebooks will be adopted. Moreover, although demand for TranXit and its successor product Intellisync for Notebooks has grown in recent years with the Company's OEM customers, TranXit sales declined in mid-1998 and the Company has no accurate method of determining the extent that end-users utilize TranXit or Intellisync for Notebooks. The Company's success in generating significant revenue in these evolving markets will depend, among other things, on its ability to educate potential OEMs, retail partners and end users about the benefits of the Company's IR technology, to maintain and enhance its relationships with leading OEM and to develop effective retail distribution channels. The inability of the Company to continue to penetrate the existing market for MDE products or the failure of current markets to grow or new markets to develop or be receptive to the Company's products would have a material adverse effect on the Company's business, operating results and financial condition. The emergence of markets for the Company's MDE products will also be affected by a variety of factors beyond the Company's control. In particular, the Company's products are designed to conform to certain standard IR and data communications specifications, many of which have not been adopted as industry standards. There can be no assurance that these specifications will be widely adopted or that competing specifications will not emerge which will be preferred by OEMs. The emergence of markets for the Company's products is also critically dependent upon continued expansion of the market for mobile computing devices and the timely introduction and successful marketing and sale of notebook and desktop personal computers ("PCs"), personal electronic organizers, smart phones and smart pagers. In addition, there can be no assurance that IR technology itself will be adopted as the standard or preferred technology for MDE or that manufacturers of personal computers will elect to bundle IR technology in their products. There can be no assurance that these or other factors beyond the Company's control will not adversely affect the development of markets for the Company's products.

DEPENDENCE ON OEMS.

     Revenue from OEMs was a substantial portion of the Company's revenue during fiscal 1998, fiscal 1997 and fiscal 1996. OEM revenue as a percentage of total revenue was 60%, 74% and 89% in fiscal 1998, fiscal 1997 and fiscal 1996, respectively. Weakening demand from any key OEM and the inability of the Company to replace revenue provided by such OEM could have a material adverse effect on the Company's business, operating results and financial condition. The Company maintains individually significant receivable balances from major OEMs. If these OEMs fail to meet their payment obligations, the Company's operating results could be materially adversely affected.

RISKS ASSOCIATED WITH DEVELOPMENT OF RETAIL DISTRIBUTION CHANNEL.

     The Company intends to distribute its products through distributors, major computer and software retailing organizations, consumer electronics stores, discount warehouse stores and other specialty retailers. The Company often sells on a purchase order basis, and there are often no minimum purchase obligations on behalf of any principal distributor or retailer. Distribution and retailing companies in the computer industry have from time to time experienced significant fluctuations in their businesses, and there have been a number of business failures among these entities. The insolvency or business failure of any significant distributor or retailer of the Company's products could have a material adverse effect on the Company's business, operating results and financial condition. Further, certain mass-market retailers have established exclusive relationships under which such retailers will buy customer software only from one or two intermediaries. In such instances, the price or other terms on which the Company sells to such retailers may be materially adversely affected by the terms imposed by such intermediaries, or the Company may be unable to sell to such retailers on the terms, which the Company deems acceptable.

     Retailers of the Company's products typically have a limited amount of shelf space and promotional resources, and there is intense competition among consumer software producers for adequate levels of shelf space and promotional support from retailers. The Company expects that, as the number of consumer multimedia and software products and computer platforms increases, this competition for shelf space will intensify. Due to increased competition for limited shelf space, retailers and distributors are increasingly in a better position to negotiate favorable terms of sale, including price discounts, price protection and product return policies. Retailers often require software publishers to pay fees or provide other accommodations in exchange for shelf space. The Company's products constitute a relatively small percentage of each retailer's sales volume, and there can be no assurance that retailers will continue to purchase the Company's products or provide the Company's products with adequate shelf space and promotional support.

MANAGEMENT OF GROWTH.

     The Company is currently experiencing growth and rapid change which has placed, and will continue to place, a significant strain on its administrative, operational and financial resources and increased demands on its systems and controls. This growth has resulted in a continuing increase in the level of responsibility for both existing and new management personnel. If the Company continues to grow, it will be required to recruit, hire, train and retain a substantial number of new engineering, managerial, sales and marketing personnel. If the Company's ability to manage its growth successfully will also require the Company to continue to expand and improve its operational, management and financial systems and controls on a timely basis. No assurances can be given that the Company will be able to manage any potential future growth successfully.

DEPENDENCE ON STRATEGIC BUSINESS RELATIONSHIPS; RISKS ASSOCIATED WITH THIRD-PARTY SERVICES.

     The Company believes that its success is largely dependent on its strategic relationships with key participants in the PC and mobile computing device industries, including Compaq, IBM, Intel, Microsoft, NEC, Sharp, Texas Instruments, Toshiba and 3COM. These relationships generally enable the Company to receive prototypes from hardware manufacturers and software vendors prior to their market introduction. The Company is thereby in a stronger position to launch complementary product offerings shortly after the commercial release of these companies' new hardware and software products. The loss of any of these strategic relationships or any other significant partner could materially adversely affect the Company's product development efforts, its business, operating results and financial condition and its ability to realize its strategic objective to be the technological leader in its industry. In addition, the Company relies significantly on third-party services. In particular, third party services translate the Company's products into 13 different native languages. The Company has generally been able to obtain translated, functional versions of its products in a timely manner. However, any significant delays by such third parties could delay new or existing shipments of products and have a material adverse effect on the Company's business, operating results and financial condition.

DEPENDENCE ON KEY PERSONNEL.

     The Company's success depends to a significant degree upon the continuing contributions of its engineering, management, sales and marketing personnel. The Company has few employment contracts with its key personnel and does not maintain any key person life insurance policies. The loss of key management or technical personnel could adversely affect the Company. The Company believes that its future success will depend in large part upon its ability to attract and retain highly skilled engineering, management, sales and marketing personnel. Failure to recruit, hire, train and retain key personnel could have a material adverse effect on the Company's business, operating results and financial condition.

PROPRIETARY RIGHTS, RISKS OF INFRINGEMENT AND SOURCE CODE RELEASE.

     The Company relies on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company also believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements and name recognition are essential to establishing and maintaining a technology leadership position. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. The Company currently has five issued United States patents that expire in 2012, 2014, 2015 and has nine patent applications pending. In addition, the Company has corresponding international patent applications pending under the Patent Cooperation Treaty in countries to be designated at a later date. There can be no assurance that the Company's patents will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to the Company or that any of the Company's pending or future patent applications, whether or not being currently challenged by applicable governmental patent examiners, will be issued with the scope of the claims sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology or design around the patents owned by the Company. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem.
The Company distributes its software products in the United States, Japan, Taiwan and member countries of the European Union. The laws and practices of some foreign countries in which the Company does business, in particular
Taiwan, do not ensure that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that competition will not independently develop similar technology. There can be no assurance that the Company will not distribute its software products in the future to countries where the enforcement of proprietary rights may be equally or more uncertain. The Company has also entered into source code escrow agreements with a limited number of its customers requiring release of source code in certain circumstances. Such agreements generally provide that such parties will have a limited, non-exclusive right to use such code in the event that there is a bankruptcy proceeding by or against the Company, if the Company ceases to do business or if the Company fails to meet its support obligations. The Company also provides its source code to foreign language translation service providers and consultants to the Company in limited circumstances. The provision of source code may increase the likelihood of misappropriation by third parties.

     The Company is not aware that it is infringing any proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company of their intellectual property rights. In particular, because patent applications are kept confidential by the Patent and Trademark Office, the Company has no means by which to monitor patent applications filed by its competitors, which could result in future infringement claims against the Company. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps and as patent protection for software becomes increasingly popular. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources or cause product shipment delays. In addition, such claims could require the Company to discontinue the use of certain software codes or processes, to cease the manufacture, use and sale of infringing products, to incur significant litigation costs and expenses and to develop non-infringing technology or to obtain licenses to the alleged infringing technology. There can be no assurance that the Company would be able to develop alternative technologies or obtain such licenses or, if a license were obtainable, that the terms would be commercially acceptable to the Company.

     In the event of a successful claim of product infringement against the Company and failure or inability of the Company to license the infringed or similar technology, the Company's business, operating results and financial condition would be materially adversely affected.

DEPENDENCE ON LICENSED TECHNOLOGY.

     The Company licenses technology on a non-exclusive basis from several companies for use with its products and anticipates that it will continue to do so in the future. The inability of the Company to continue to license this technology or to license other necessary technology for use with its products or substantial increases in royalty payments under third-party licenses could have a material adverse effect on its business, operating results and financial condition. In addition, the effective implementation of the Company's products depends upon the successful operation of these licenses in conjunction with the Company's products, and therefore any undetected errors in products resulting from such licenses may prevent the implementation or impair the functionality of the Company's products, delay new product introductions and injure the Company's reputation. Such problems could have a material adverse effect on the Company's business, operating results and financial condition.

PRODUCT ERRORS; PRODUCT LIABILITY.

     Software products as complex as those offered by the Company typically contain undetected errors or failures when first introduced or as new versions are released. Testing of the Company's products is particularly challenging because it is difficult to simulate the wide variety of computing environments in which the Company's customers may deploy these products. Accordingly, there can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found after commencement of commercial shipments, resulting in loss of or delay in market acceptance, any of which could have a material adverse effect upon the Company's business, operating results and financial condition. Further, the Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. Although the Company has not experienced any product liability claims, the sale and support of products by the Company entails the risk of such claims. The Company does not currently maintain product liability insurance. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

     International revenue accounted for a significant portion of the Company's revenue in fiscal 1998 and in fiscal 1997. The Company expects that international revenue will continue to account for a significant portion of its future revenue. Revenue from the Company's international operations is subject to certain inherent risks, including unexpected changes in regulatory requirements and tariffs, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable and potentially adverse tax consequences. In addition, sales in Europe and certain other parts of the world typically are adversely affected in the summer months of each year when many customers and users reduce their business activities. These seasonal factors may have a material adverse effect on the Company's business, operating results and financial condition. Although the Company's revenue is currently denominated in U.S. dollars, fluctuations in currency exchange rates could cause the Company's products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. Furthermore, future international activity may result in foreign currency denominated sales, particularly if international revenue from distributors increases. Consequently, gains and losses on the conversion to U.S. dollars of accounts receivable and accounts payable arising from international operations may contribute to fluctuations in the Company's operating results. Royalty income by the Company from customers in certain countries, such as Japan and Taiwan, is subject to withholding income taxes. The amount and mix of the Company's income derived from such customers will impact the Company's provision for income taxes. Differences in the amount and mix of the Company's income actually derived from customers subject to foreign withholding taxes as compared to the amounts forecasted by the Company may adversely impact the Company's income tax rate.

UNCERTAINTIES ASSOCIATED WITH ACQUISITIONS.

     The Company has been involved in three (3) acquisitions. These acquisitions have been motivated by many factors including the desire to obtain new technologies, the desire to expand and enhance the Company's product lines and the desire to attract key personnel.

     In July 1998, the Company acquired SoftMagic. As a result of the acquisition, three new employees and three new consultants joined the Company. SoftMagic had incurred a cumulative loss through its acquisition by Puma on July 30, 1998 of approximately $135,000 on cumulative revenue of $331,000.

     In July 1997, the Company acquired substantially all of the assets of Real World Solutions, Inc. ("RWS"), a developer of client/server solutions. As a result of the acquisition, four new employees joined the Company. RWS had incurred a cumulative loss through its acquisition by Puma on July 17, 1997 of approximately $1.3 million on cumulative revenue of $0.5 million.

     In April 1996, the Company acquired IntelliLink Corp. As a result of the acquisition, the Company acquired two additional product families, as well as other technologies. In addition, more than 20 new employees joined the Company. IntelliLink had incurred a cumulative net loss through its acquisition by Puma on April 30, 1996 of approximately $2.5 million on cumulative revenue of approximately $4.2 million.

POTENTIAL VOLATILITY OF STOCK PRICE.

     The trading price of the Company's Common Stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results; announcements of technological innovations; new products or new contracts by the Company or its competitors; developments with respect to patents; copyrights or proprietary rights; conditions and trends in the software and other technology industries; adoption of new accounting standards affecting the software industry; changes in financial estimates by securities analysts; general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stocks of technology companies. These broad market fluctuations may materially adversely affect the market price of the Company's Common Stock.

DEPENDENCE ON YEAR 2000 COMPLIANCE OF THIRD-PARTY PRODUCTS.

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from the 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements.

     The Company's synchronization software products operate as a conduit for data from handheld devices to personal information manager software ("PIMs"). Although the Company believes that its internal systems and the products it sells are Year 2000 compliant, the Company has no control as to whether the hardware devices and PIMs that the Company's software presently supports and will potentially support in the future will accurately process date and time data from, into and between the 20th and 21st centuries. The Company and its business would be adversely affected should the third-party products with which the Company's software functions fail to accommodate the change in date from December 31, 1999 to January 1, 2000.

     In addition, the Company and its business are dependent upon the products and business of many third parties in the computer and information technology sectors, including the Company's OEM customers and distributors and various suppliers of products and services to the Company. The Company's OEM customers and distributors and various suppliers of products and services to the Company may change in the future and the Company cannot control whether the products and technologies of these present and potential future third parties will accurately process time and date data from, into and between the 20th and 21st centuries. The Company and its business would be adversely affected by failure(s) of these third-party products and technologies to accommodate the change in date from December 31, 1999 to January 1, 2000.

                              SELLING SHAREHOLDERS

     The Selling Shareholders hold Shares which were issued by the Company in the SoftMagic Merger.

     The table below lists the Selling Shareholders, the number of shares of Puma Common Stock which each owned as of September 10, 1998, the number of Shares subject to sale pursuant to this Registration Statement, and the number of the shares of Puma Common Stock which each would own assuming that such number of Shares were offered and assuming the sale of all such Shares permitted to be sold.

                                                                                 SHARES OWNED BEFORE
                     SELLING SHAREHOLDERS(1)                                           OFFERING
--------------------------------------------------------                         -------------------
    Jay Cohan                                                                          102,858

    Andre Sant'Anna and Jennifer Creek Sant'Anna                                       238,884
       as JTWROS

-----------------------                                                          -------------------
-----------------------                                                          -------------------

    TOTALS                                                                             341,742

----------
(1) The persons named in the table have sole voting and investment power with respect to all shares of Puma Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

                              PLAN OF DISTRIBUTION

     Pursuant to the Agreement and Plan of Reorganization dated July 27, 1998 by and among the Company, PacificTech Acquisition Corporation and SoftMagic, the Company has filed with the Commission under the Securities Act the Registration Statement, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time and has agreed to use all reasonable efforts to cause such Registration Statement to remain effective until July 30, 1999, provided, however, that the Company has the right, subject to certain limitations, to require that the Selling Shareholders suspend open market offers and sales of the Shares whenever, and for so long as, in the reasonable judgment of the Company in good faith after consultation with counsel, there is or may be in existence material undisclosed information or events with respect to the Company.

     Each of the Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Shareholder may choose to sell the Shares from time to time at market prices prevailing at the time of the sale, at prices related to the then prevailing market prices or in negotiated transactions, including pursuant to an underwritten offering or pursuant to one or more of the following methods: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     In connection with the sale of the Shares, Selling Shareholders may engage broker-dealers who in turn may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. In addition, underwriters or agents may receive compensation from the Selling Shareholders or from purchasers of the Shares for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Shares to or through dealers, such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they act as agents. Underwriters, dealers and agents that participate in the distribution of the Shares may be deemed to be underwriters and any discounts or commissions received by them from the Selling Shareholders and any profit on the resale of the Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     At the time a particular offer of Shares is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Shares purchased from the Selling Shareholders, any discounts, commissions and other items constituting compensation from the Selling Shareholders and/or the Company, and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public.

     The Company has agreed to indemnify in certain circumstances the Selling Shareholders against certain liabilities, including liabilities under the Securities Act. The Selling Shareholders have agreed to indemnify in certain circumstances the Company against certain liabilities, including liabilities under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market making activities with respect to the Shares for a period of nine
(9) business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of the Shares by the Selling Shareholders.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless the Shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

     The Company will bear all out-of-pocket expenses incurred in connection with the registration of the Shares, including, without limitation, all registration and filing fees, printing expenses, transfer agents' and registrars' fees, and the reasonable fees and disbursements of SoftMagic's outside counsel and independent accountants, but excluding underwriting discounts and commissions which shall be borne by the Selling Shareholders.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

                                 LEGAL MATTERS

     The validity of the Shares is being passed upon by Gray Cary Ware & Freidenrich LLP, Palo Alto, California.

                                     EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Puma Technology, Inc. for the year ended July 31, 1997 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offering described herein, and, if given or made, such information or representation must not be relied upon as having been authorized by the company, any selling shareholder or by any underwriter. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates, or an offer to sell, or a solicitation of an offer to buy, in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                                TABLE OF CONTENTS
                                                                             PAGE
                                                                             ----
Available Information.........................................................1

Incorporation of Certain Documents by
    Reference.................................................................1

The Company...................................................................2

Risk Factors..................................................................3

Selling Shareholders.........................................................10

Plan of Distribution.........................................................11

Use of Proceeds..............................................................12

Legal Matters................................................................12

Experts......................................................................12

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                                   PROSPECTUS



                              --------------------



                                 341,742 SHARES


                              PUMA TECHNOLOGY, INC.


                                  COMMON STOCK






                              September ____, 1998




                              --------------------



-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration and listing and filing fees.

                                                                     To be Paid
                                                                       By The
                                                                     Registrant
                                                                     ----------
     SEC Registration Fee.........................................   $   234
     Nasdaq filing fee............................................     6,835
     Accounting fees and expenses.................................     5,000
     Legal fees and expenses......................................    20,000
     Miscellaneous expenses.......................................     2,500

             Total................................................   $34,569
                                                                      ------
                                                                      ------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("Delaware Law") permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors, officers, employees, and agents to the full extent permitted by Delaware Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant has entered into separate indemnification agreements with its directors and officers which would require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to maintain directors' and officers' liability insurance, if available on reasonable terms. The Registrant also currently has directors' and officers' liability insurance in place.

     These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

     Section 6.2 of the Agreement and Plan of Reorganization (Exhibit 3.1) provides for indemnification by the Selling Shareholders of the Registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

ITEM 16.  EXHIBITS

EXHIBIT NO.   DESCRIPTION OF DOCUMENT
-----------   -----------------------
*3.1          Form of Agreement and Plan of Reorganization by and among Puma
              Technology, Inc., a Delaware corporation, PacificTech Acquisition
              Corporation, a Delaware corporation and wholly-owned subsidiary of
              Puma Technology, Inc., and SoftMagic Corp., a Florida corporation.

 5.1          Opinion and Consent of Gray Cary Ware & Freidenrich LLP.

23.1          Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2          Consent of Gray Cary Ware & Freidenrich LLP. Reference is made to
              EXHIBIT 5.1.

24.1          Power of Attorney (see signature page).

* Incorporated by reference from the Company's Report on Form 8-K, filed August 14, 1998.




ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act of 1934, that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on September 11, 1998.

                                     PUMA TECHNOLOGY, INC.

                                     By: /s/ Bradley A. Rowe
                                         -------------------
                                         Bradley A. Rowe
                                         President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bradley A. Rowe and M. Bruce Nakao, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-3 (including post-effective amendments) and to perform any acts necessary in order to file such amendments, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or their or his substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and the date indicated.

         SIGNATURE                                TITLE                                 DATE
         ---------                                -----                                 ----


/s/ Bradley A. Rowe               President, Chief Executive Officer and        September 11, 1998
---------------------------       Director (Principal Executive Officer)
      Bradley A. Rowe

/s/ M. Bruce Nakao                Senior Vice President, Finance and            September 11, 1998
---------------------------       Administration, and Chief Financial
      M. Bruce Nakao              Officer (Principal Financial and
                                  Accounting Officer)

/s/ Michael M. Clair              Chairman of the Board of Directors            September 9, 1998
---------------------------
      Michael M. Clair


/s/ Stephen A. Nicol              Director                                      September 11, 1998
---------------------------
      Stephen A. Nicol


/s/ Tyrone F. Pike                Director                                      September 9, 1998
---------------------------
      Tyrone F. Pike

/s/ Robert D. Rutner, DDS         Director                                      September 9, 1998
---------------------------
      Robert D. Rutner, DDS


                                INDEX TO EXHIBITS

   EXHIBIT NO.                                          DESCRIPTION
----------------    -------------------------------------------------------------------------
          *3.1      Form of Agreement and Plan of Reorganization by and among
                    Puma Technology, Inc., a Delaware corporation, PacificTech
                    Acquisition Corporation, a Delaware corporation and
                    wholly-owned subsidiary of Puma Technology, Inc., and
                    SoftMagic Corp., a Florida corporation.

          5.1       Opinion and Consent of Gray Cary Ware & Freidenrich LLP.

          23.1      Consent of PricewaterhouseCoopers LLP, Independent Accountants.

          23.2 Consent of Gray Cary Ware & Freidenrich LLP. Reference is made to EXHIBIT 5.1.

          24.1      Power of Attorney (see signature page).

*         Incorporated by reference from the Company's Report on Form 8-K, filed
          August 14, 1998.
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